EXHIBIT 10.1

                           CHANGE OF CONTROL AGREEMENT

                                     BETWEEN

                       NOVELIS INC. AND BRIAN W. STURGELL


CHANGE OF CONTROL AGREEMENT made as of 5 December 2005, between:

        Novelis Inc., a corporation incorporated under the laws of Canada with its registered office at 70 York Street, Suite 1510, Toronto, Ontario, Canada M5J 1S9 ("Novelis", "Company" or "Employer");

        Mr. Brian W. Sturgell (the "Executive")

WHEREAS, the Executive has been identified as a key member of Novelis in the role of Chief Executive Officer;

WHEREAS, Novelis has determined that it is appropriate to take steps to induce key employees to remain as such, and to reinforce and encourage their continued attention and dedication, when faced with the uncertainty surrounding a transfer of control;

WHEREAS, Novelis under the terms of the Employee Matters Agreement between Alcan Inc. and Novelis Inc. dated 05 January 2005 and effective 06 January 2005 shall assume, perform, discharge and fulfill all the obligations of the Alcan Agreements dated 01 August 2002 as amended on 11 May 2004 with the Executive;

WHEREAS, the Executive no longer has any rights under the Alcan Agreements dated 01 August 2002 as amended on 11 May 2004 with the Executive;

WHEREAS, for purposes of this Agreement the Executive will be eligible for severance benefits under this Agreement for the Term of Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Definitions

"Novelis" shall mean the assets as detailed in Novelis' current Form 10-K registration statement filed with the Securities Exchange Commission, and shall include where appropriate shares in relevant subsidiaries.

"Date of Termination" with respect to any purported termination of the Executive's employment, shall mean the date specified in the Notice of Termination.

                                                                         JEN/BWS
                                                                        Initials

"Employer" shall mean the employer of the Executive at the time of his Date of Termination.

"Notice of Termination" shall mean any purported termination of the Executive's employment (other than by reason of death) and shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 5.13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

"Special Termination Indemnity Payment" shall mean an amount paid in 36 equal monthly installments of the Executive's total cash compensation (i.e. base salary plus annual bonus guideline amount) in effect on the date of termination after having the Executive transferred to the non-active payroll of the Company in which case all benefit plan coverage continues at the previous level for that same number of months except for coverage under the Company's short-term and long-term disability plans, vacation program, eligibility in the Novelis Conversion Plan of 2005 or any other long-term incentive plans adopted by the Company and perquisite benefits (car, financial and tax counseling, club membership) all of which shall cease on Date of Termination. Monthly installments paid on the non-active payroll shall be excluded in the calculation of earnings for purposes of calculating the pension benefit while the duration on the non-active payroll shall be included as service for calculating years of service under the Company's pension plans.

In the event of the Executive's death, these amounts will be payable immediately and the benefits will continue for the remainder of the 36-month period.

"Term of Agreement" shall mean the period beginning 06 January 2005 and ending 06 January 2007.

"Termination for Good Reason" refers to a termination of employment by the Executive within 90 days after the occurrence of the Good Reason event, failing which such event shall not constitute Good Reason under this Agreement. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence of any of the following events that occur within the Term of Agreement and without the Executive's express written consent:

        (i) any material diminution in the Executive's duties, responsibilities or authority (except in each case in connection with the termination of the Executive's employment for Cause or temporarily as a result of the Executive's illness or other excusable absence);

        (ii) a reduction in the Executive's annual base salary rate;

                                                                         JEN/BWS
                                                                        Initials

        (iii) a relocation of the Executive's principal business location to an area outside the country of the Executive's principal business location at the beginning of the Term of Agreement;

        (iv) a failure by the Employer to continue any annual bonus plan, program or arrangement in which the Executive is then entitled to participate (the "Bonus Agreements"), provided that any such plan(s) may be modified at the Employer's discretion from time to time but shall be deemed terminated if (a) any such plan does not remain substantially in the form in effect prior to such modification and (b) if plans providing the Executive with substantially similar benefits are not substituted therefore ("Substitute Agreements"), or a failure by the Employer to continue the Executive as a participant in the Bonus Agreements and Substitute Agreements on at least the same basis as to potential amount of the bonus and the achievability thereof as the Executive participated immediately prior to any change in such plans of awards, in accordance with the Bonus Agreements and the Substitute Agreements;

        (v) a failure to permit the Executive to participate in cash or equity based long-term incentive plans and programs other than Bonus Agreements on a basis providing the Executive in the aggregate with an annualized award value in each fiscal year after the beginning of the Term of Agreement at least equal to the aggregate annualized award value being provided by the Employer to the Executive under such incentive plans and programs immediately prior to the beginning of the Term of Agreement (with any awards intended not to be repeated on an annual basis allocated over the years the awards are intended to cover);

        (vi) the failure by the Employer to continue in effect any material employee benefit program such as a saving, pension, excess pension, medical, dental, disability, accident, life insurance plan or a relocation plan or policy or any other material plan, program, perquisite or policy of the Employer intended to benefit the Executive in which the Executive is participating at the beginning of the Term of Agreement (or programs providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of the beginning of the Term of the Agreement, or taking of any action, or the failure to act, by the employer which would adversely affect the Executive's continued participation in any of such employee benefit programs on at least as favorable a basis to the Executive as is the case at the beginning of the Term of Agreement; or which would materially reduce the Executive's benefits in the future under any of such employee benefit programs or deprive him of any material benefit enjoyed by the Executive at the beginning of the Term of Agreement;

        (vii) a material breach by the Employer of any other written agreement with the Executive that remains uncured for 21 days after written notice of such breach is given to the Employer;

                                                                         JEN/BWS
                                                                        Initials

        (viii) failure of any successor Employer to assume in writing delivered to the Executive the obligations hereunder within 21 days after written notice by the Executive.

"Termination for Cause" shall mean:

        (i) the failure by the Executive to attempt to substantially perform his duties and responsibilities with regard to the Employer or any affiliate (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by Employer that specifically identifies the manner in which the Employer believes the Executive has failed to attempt to substantially perform his duties and responsibilities and a reasonable time for the Executive to correct or remedy;

        (ii) The willful engaging by the Executive in misconduct in connection with the Employer or its business which is materially injurious to the Employer monetarily or otherwise; or

        (iii) Any misappropriation or fraud with regard to the Employer or any of the assets of the Employer (other than good faith expense account disputes).

For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the interests of the Employer. In the event that the Executive alleges that the failure to attempt to perform his duties and responsibilities is due to a physical or mental illness, and thus not "Cause", the Executive shall be required to furnish the Employer with a written statement from a licensed physician who is reasonably acceptable to the Employer which confirms the Executive's inability to attempt to perform due to such physical or mental illness. A termination for Cause during the Term of the Agreement shall be based only on events occurring after the beginning of the Term of Agreement; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Employer prior to the Term of Agreement.

2. NOVELIS' UNDERTAKINGS TO THE EXECUTIVE

The term of Novelis' undertakings as set out hereunder shall commence on the beginning of the Term of Agreement and shall expire, unless previously terminated as provided herein, on the earliest of:

        (a) The end of the Term of Agreement;

        (b) The date of the Executive's death;

        (c) The date of the Executive's retirement; or
                                                                         JEN/BWS
                                                                        Initials

        (d) The day following the termination of the Executive's employment for any other reason.

3. EXECUTIVE'S UNDERTAKINGS TO NOVELIS

The Executive, as an executive of Novelis, undertakes the following:

        (i) to conduct himself as an employee of Novelis and use his influence as an executive so that the interests of Novelis as a whole are fairly protected and well-managed in a manner consistent with past practice
        (ii) to conduct himself so as to facilitate the due exercise by the Novelis Board of Directors of the fiduciary and other duties to which it is bound in the context of the said transaction, and
        (iii) to facilitate the transfer of Novelis' obligations under this Agreement to an acquirer.

4. COMPENSATION PAYABLE TO EXECUTIVE UPON TERMINATION.

4.1 If the Executive's employment is terminated for Cause, the Company shall:

        (a) pay to the Date of Termination, the Executive's base salary, the prorated amount of the guideline award under the Company's annual bonus plan and the cash value of any untaken and accrued vacations to the Date of Termination. The aggregate amount will be paid within five (5) days of the Date of Termination;

        (b) accrue service under the Company's pension plans to the Date of Termination;

        (c) maintain all other benefits and perquisites in which the Executive participates to the Date of Termination, but limited to the coverage in force under those benefit plans on the Date of Notice of Termination; and

        (d) not grant any options to purchase shares under the Novelis Conversion Plan of 2005, nor any other long-term incentive plans adopted by the Company, to the Executive between the date of Notice of Termination and the actual Date of Termination.

4.2 In the event of Termination for Cause, the Company's obligation to the Executive shall be limited to those under paragraph 4.1. In all other cases, the Executive shall have the following additional rights and entitlements, to the extent applicable;

        (a) Special Indemnity Payment, plus

        (b) the amount payable under the provisions of the TSR Performance Plan (or its equivalent), provided that the amount payable shall never be less than the amount payable to the Executive thereunder had he retired on the Date of Termination.
                                                                         JEN/BWS
                                                                        Initials

Notwithstanding the foregoing, if the Date of Termination is before the Executive's declared retirement date and the number of months remaining to such retirement date is less than 36 months, the number specified in the Special Indemnity Payment shall be replaced by the number of months remaining to such retirement date.

4.3 Any loans owing by the Executive to the Company shall become due and payable as per the terms of the applicable loan agreement.

5. OTHER PROVISIONS

5.1 No Duty to Mitigate/Set-off. Novelis agrees that if the Executive's employment is terminated pursuant to this Agreement other than for Cause during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Novelis pursuant to this agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer. Novelis' obligations to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, defense or other right which Novelis may have against the Executive.

5.2 References to Subsidiaries. For purposes of this Agreement, unless the context otherwise requires, references to Novelis shall include as appropriate references to one or more of their respective subsidiaries (as "subsidiary" is defined in the Canada Business Corporations Act).

5.3 Confidentiality and Non-Competition Undertakings. Without prejudice to any other confidentiality undertakings or obligations by which the Executive may be bound in favor of Novelis, the Executive shall not at any time during the term of this Agreement, or thereafter, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or company, or use for the Executive's own account, any proprietary processes, trade secrets or other confidential data or information of Novelis and their respective related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that these obligations shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, or (ii) become known to and available for use by the public other than by the Executive's wrongful act or omission. The provisions of this paragraph shall survive and remain in effect notwithstanding the termination of this Agreement and the termination of the Executive's employment.

5.4 Successors -- Binding Agreement. In addition to any obligations imposed by law upon any successor to Novelis, Novelis will require any successor (whether direct or indirect, by purchase amalgamation, merger, arrangement, reorganization, consolidation or otherwise) to all or substantially all of the business and/or assets of Novelis to assume and agree in writing to perform this Agreement in the same manner and to the same extent that Novelis would be required to perform it if no such succession had taken place. JEN/BWS Initials

This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors and heirs. If the Executive shall die after termination of his employment while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

5.5 Severability. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

5.6 Legal Fees. In the event Novelis does not make the payments due hereunder on a timely basis and the Executive collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through legal counsel, Novelis shall pay all costs of such collection or enforcement, including reasonable legal fees and other reasonable fees and expenses which the Executive may incur. Novelis shall pay to the Executive interest at the prime lending rate as announced from time to time by Royal Bank of Canada on all or any part of any amount to be paid to Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

5.7 Non-Exclusivity of rights. Except as otherwise specifically provided therein, (i) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by Novelis and for which the Executive may qualify, nor (ii) shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan or agreement as to employment or severance from employment with the Employer or statutory entitlements. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

5.8 Not an Agreement of Employment. This is not an agreement assuring employment and Novelis reserves the right to terminate the Executive's employment at any time with or without cause, subject to the provisions hereof.

5.9 Interpretation. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                                                                         JEN/BWS
                                                                        Initials

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or the Employment Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

5.10 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the Province of Ontario.

5.11. English Language. The parties hereto declare that they require that this Agreement and any related documents be drawn up and executed in English.

5.12. Section 409A Compliance. To the extent the Special Termination Indemnity Payment is subject to Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time ("Code"), such Payment shall be paid as provided in this Agreement upon separation from service with the Employer and all of its affiliates or, in the case of a Specified Employee, on the earliest to occur of (i) death, and (ii) 6 months after a separation from service with the Employer and all of its affiliates. "Specified Employee" shall mean a "key employee" (as defined in Section 416(i) of the Code without regard to paragraph
(5) thereof) of the Employer or an affiliate.

        Novelis intends that the Agreement and any Payments to be paid hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code (and any successor provisions of the Code) and the regulations and other guidance issued thereunder (the "Requirements"), to the extent applicable, and be operated in accordance with such Requirements so that any compensation deferred in connection with such Payments (and any applicable investment earnings) shall not be included in income under Section 409A of the Code. If any provision of the Agreement is found to be in violation of the Requirements, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Requirements, or shall be deemed excised from the Agreement, and the Agreement shall be construed and enforced to the maximum extent permitted by the Requirements as if such provision had been originally incorporated in the Agreement as so modified or restricted, or as if such provision had not been originally incorporated in the Agreement, as the case may be.

5.13 Insolvency or Bankruptcy. Notwithstanding anything herein to the contrary, Mr. Sturgell is not entitled to a Special Termination Indemnity Payment in circumstances where the principal cause of the event that triggers Mr. Sturgell's entitlement to such payment is the Corporation's insolvency or bankruptcy.
                                                                         JEN/BWS
                                                                        Initials

5.14. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

        (i) If to the Company, to:

            Novelis, Inc
            70 York Street, Suite 1510
            Toronto, Ontario, Canada
            M5J 1S9
            Attention: Corporate Secretary

        (ii) If to the Executive, to his last shown address on the books of the Company.

Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the Canadian or U.S. mail. Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.

NOVELIS INC.                                               BRIAN W. STURGELL

/J.E. Newall/                                              /Brian W. Sturgell/
--------------------                                       ---------------------
By: J.E. Newall, O.C.                                      Brian W. Sturgell

                                                                         JEN/BWS
                                                                        Initials